CORNING NATURAL GAS CORPORATION

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

Dated: January 14, 2004

The following information supplements certain information set forth on page [9] of the Proxy Statement, dated January 2, 2004, of Corning Natural Gas Corporation (the "Company"). In the section entitled "Auditors," the Company stated:

"Deloitte & Touche LLP, who have been selected as auditors for the Company for the ensuing fiscal year, have no direct or indirect financial interest in the Company or its subsidiaries in the capacity of promoter, underwriter, voting director, officer or employee. A representative of Deloitte & Touche LLP is scheduled to be present at the annual meeting, with the opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions."

By this supplement, the Company updates such disclosure. Effective January 7, 2004, the Company dismissed Deloitte & Touche LLP from their engagement as auditors for the Company for the periods after the 2003 fiscal year. The dismissal was authorized by the Companys Audit Committee. Consequently, no representative of Deloitte & Touche is expected to be attending the Companys Annual Meeting of Stockholders. The Audit Committee of the Company is in the process of selecting new auditors for the 2004 fiscal year.